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                                 AMENDMENT 2
                                TOP MANAGEMENT
                       CHANGE-IN-CONTROL SEVERANCE PLAN

The Company adopted a Top Management Change-In-Control Severance Plan effective January 1, 1994 (the "Plan").

The Top Management Change-In-Control Severance Plan was amended October 29,
1996.

Section 1.2 of the Plan was amended and restated to read in its entirety as follows:

Term of the Plan. This Plan will commence on the Effective Date and shall continue in effect for six (6) full years. However, at the end of such six (6) year period, and at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one (1) additional year unless the Committee delivers written notice six (6) months prior to the end of such term, or extended term, to all Participants that the Plan will not be extended. In such case, the Plan will terminate at the end of the term, or, extended term, then in progress.